EXHIBIT 11


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


                        HI-RISE RECYCLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   FOT THE THREE MONTHS AND SIX MONTHS ENDED
                             JUNE 30, 1995 AND 1996


                       THREE MONTHS   THREE MONTHS     SIX MONTHS     SIX MONTHS
                           ENDED          ENDED           ENDED          ENDED
                       JUNE 30, 1995  JUNE 30, 1995   JUNE 30, 1996   JUNE 30, 1996
                       ------------------------------------------------------------

Shares outstanding       3,439,721        5,982,771      3,439,721        5,982,771

Weighted average         3,227,689        3,194,889      3,215,011        3,748,465
shares outstanding

Net loss               $  (331,822)     $  (711,000)   $  (623,746)     $(1,355,000)

Preferred Dividend            --           (280,547)          --           (100,000)
                       ------------------------------------------------------------

Total                     (331,822)        (991,547)      (623,746)      (1,455,000)

Net loss per share     $     (0.10)     $     (0.31)   $     (0.19)     $     (0.39)



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